As filed with the United States Securities and Exchange Commission on December 18, 2025
under the Securities Act of 1933, as amended.

Registration No. 333-290350

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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K2 Capital Acquisition Corporation
(Exact name of registrant as specified in its charter)

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Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 716, 10 Market Street
Camana Bay, Grand Cayman KY1 9006
Cayman Islands
+1 (236) 521-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Suite 716, 10 Market Street
Camana Bay, Grand Cayman KY1 9006
Cayman Islands
+1 (236) 521-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Mitchell S. Nussbaum, Esq. Alex Weniger-Araujo, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 +1 917-859-4811	Jose Santos, Esq. Forbes Hare LLP Cassia Court, Camana Bay, Suite 716, 10 Market Street Grand Cayman KY1-9006, Cayman Islands +1 284-852-1899	Christopher J. DeCresce, Esq. Jeremy Barr, Esq. Freshfields US LLP 3 World Trade Center 175 Greenwich Street New York, NY 10007 +1 212 277-4000

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Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

K2 Capital Acquisition Corporation is filing this Amendment No. 3 to its Registration Statement on Form S-1 (File No. 333-290350) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$233,800
Printing and engraving expenses	25,000
Financial consultant fees and expenses	30,500
Accounting fees and expenses	80,000
SEC expenses	20,000
FINRA expenses	20,000
Transfer agent fees	5,000
Miscellaneous expenses	75,000
Total	$489,300

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We also intend to enter in indemnity agreements with them.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, we will agree to indemnify the underwriters and the underwriters will agree to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

In August, 2025, K2 Capital Sponsor LLC, either directly or indirectly, purchased an aggregate of 4,918,571 founder shares for an aggregate purchase price of $25,000 at an average purchase price of approximately $0.005 per share. The number of founder shares issued was determined based on the expectation that the founder shares would represent 28% of the outstanding ordinary shares upon completion of this offering. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. In addition, up to 642,857 founder shares are subject to forfeiture by the holders thereof depending on the extent to which the underwriter’s over-allotment option is exercised.

The founder shares will automatically convert into Class A ordinary shares at the time of our initial business combination or at any time prior thereto at the option of the holder thereof, subject to adjustment, as described in this prospectus. If we increase or decrease the size of this offering, we will effect a capitalization or share repurchase or redemption or other appropriate mechanism, as applicable, with respect to Class B ordinary shares prior to the consummation of this offering in such amount as to maintain the number of founder shares at 28% of the total number of Class A ordinary shares and Class B ordinary shares outstanding at such time (assuming the underwriters exercise their option to purchase additional units in full). K2 Capital Sponsor LLC is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, our Sponsor and three institutional investors will subscribe to purchase an aggregate of 303,125 private placement units of the Company for an aggregate purchase price of $2,425,000 (whether or not the underwriters’ over-allotment option is exercised in full) indirectly through their investment in the Private Placement. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(c) Exhibits.    The list of exhibits preceding the signature page of this registration statement is incorporated herein by reference.

(d) Financial Statements.    See page F-1 for an index to the financial statements and schedules included in the registration statement.

EXHIBIT INDEX

Exhibit	Description
1.1	Form of Underwriting Agreement*
3.1	Memorandum and Articles of Association*
3.2	Amended and Restated Memorandum and Articles of Association*
4.1	Specimen Unit Certificate*
4.2	Specimen Class A Ordinary Share Certificate*
4.3	Specimen Right Certificate*
4.4	Form of Right Agreement between VStock Transfer, LLC and the Registrant*
5.1	Opinion of Loeb & Loeb LLP*
5.2	Opinion of Forbes Hare LLP, Cayman Islands Legal Counsel to the Registrant*
10.1	Form of Letter Agreement among the Registrant and Registrant’s initial shareholders, officers, directors*
10.2	Form of Investment Management Trust Agreement between VStock Transfer, LLC and the Registrant**
10.3	Form of Registration Rights Agreement between the Registrant and certain security holders*
10.4	Securities Subscription Agreement, between the Registrant and the Sponsor*
10.5	Form of Private Placement Units Purchase Agreement*
10.6	Form of Indemnity Agreement*
10.7	Form of Administrative Services Agreement between the Registrant and the Sponsor*
14	Form of Code of Ethics*
23.1	Consent of Withum*
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)*
23.3	Consent of Forbes Hare LLP (included in Exhibit 5.2)*
24	Power of Attorney (included on signature page of the initial filing of this Registration Statement)*
99.1	Form of Audit Committee Charter*
99.2	Form of Compensation Committee Charter*
99.3	Form of Nominating and Corporate Governance Committee Charter*
99.4	Consent of Yungkong Bann to be named as director nominee*
99.5	Consent of Michael E. Fuentes to be named as director nominee*
99.6	Consent of Rajiv Matthew to be named as director nominee*
99.7	Form of Clawback Policy*
107	Filing Fee Table*

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*        Previously filed

**      Filed herewith

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)    The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(d)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of George Town, on the 18th of December, 2025.

K2 Capital Acquisition Corporation
By:	/s/ Karan Thakur
Name:	Karan Thakur
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Karan Thakur and Glenn Worman, each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Karan Thakur	Chief Executive Officer	December 18, 2025
Karan Thakur	(Principal Executive Officer)
/s/ Glenn Worman	Chief Financial Officer	December 18, 2025
Glenn Worman	(Principal Financial and Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of K2 Capital Acquisition Corporation, in the City of New York, on the 18th day of December 2025.

By:	/s/ Glenn Worman
Name:	Glenn Worman
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)